UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2012

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Pike Street

Suite 2000

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Non-Employee Director Restricted Stock Grants.

On May 8, 2012 (the “Grant Date”), in connection with the recent election of directors at the 2012 annual stockholder’s meeting of Marchex, Inc. (“Marchex”), Marchex granted an aggregate of 61,000 restricted shares of Class B common stock under Marchex’s 2003 Amended and Restated Stock Incentive Plan, as amended to date (the “Plan”), to Marchex’s non-employee directors as compensation for their annual board and committee service at a purchase price of $0.01 per share. One hundred percent (100%) of such shares shall vest on the earlier of one (1) year from the Grant Date or the date of the 2013 Annual Meeting of Stockholders of the Corporation, assuming continued service on Marchex’s Board of Directors (the “Board”) for such period and with accelerated vesting in full of all such restricted shares in the event of a Change of Control (as defined in such restricted stock agreements).

Executive Vice Chairman Equity Grant.

On the Grant Date, in connection with John Keister’s (“Keister”) reappointment as Executive Vice Chairman of the Board, the Board approved grants to him of 20,000 shares of restricted stock and a stock option grant for 30,000 shares under the Plan.

One hundred percent (100%) of the restricted shares shall vest one (1) year from Grant Date assuming continued service on the Board for such period and with accelerated vesting in full of all such restricted shares in the event of a Change of Control (as defined in such restricted stock agreement).

Such option shall have an exercise price equal to the closing price of Marchex’s Class B common stock on the Grant Date, and shall be an incentive stock option to the extent permitted by the Internal Revenue Code of 1986, as amended, and otherwise a nonqualified stock option. Twenty-five percent (25%) of the option shares shall vest on the first annual anniversary of the Grant Date and thereafter 1/12th of the remainder shall vest quarterly thereafter for the following three years assuming continued service as an employee of Marchex. One hundred percent (100%) of such option not already vested as of the date thereof, shall become immediately vested upon the occurrence of both (a) a Change of Control (as defined in such option agreement), (b) followed by (i) a termination without cause of Keister’s employment by Marchex or any successor thereto, (ii) a Diminution in Duties (as defined in such option agreement) with respect to Keister, or (iii) the 12 month anniversary of the occurrence of the Change of Control.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 4, 2012, Marchex held its 2012 Annual Meeting of Stockholders. Holders of Class A common stock are entitled to twenty-five votes per share and holders of Class B common stock are entitled to one vote per share and vote together as a single class on all matters (including election of directors) submitted to a vote of stockholders, unless otherwise required by law. At the meeting, the stockholders elected each director nominee to the Board by the following votes:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Russell C. Horowitz	255,330,580	373,577	5,516,880
Dennis Cline	252,304,174	3,399,983	5,516,880
Anne Devereux	252,303,835	3,400,322	5,516,880
Nicolas Hanauer	255,472,089	232,068	5,516,880
John Keister	255,206,365	497,792	5,516,880
M. Wayne Wisehart	252,304,055	3,400,102	5,516,880

At the meeting, the stockholders voted on the other proposals as follows:

•

Stockholders ratified the appointment of KPMG LLP as the independent registered public accounting firm for Marchex for the fiscal year ending December 31, 2012 (with shares representing 260,605,176 votes voting for, 610,140 votes against and 5,721 votes abstaining).

•

Stockholders approved the Marchex, Inc. 2012 Stock Incentive Plan (with shares representing 248,810,570 votes voting for, 6,789,334 votes against, 104,253 votes abstaining, and 5,516,880 broker non-votes).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2012	MARCHEX, INC.

	By:	/S/ RUSSELL C. HOROWITZ
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer